Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of October 21, 2024 (the “Effective Date”) by and between Incannex Healthcare, Inc. a Delaware corporation (the “Company”), and Lou Barbato (“Employee”). The Company and Employee may hereinafter collectively be referred to the the “Parties,” and individually referred to as a “Party.”

1. Roles and Duties. Subject to the terms and conditions of this Agreement, the Company shall employ Employee as its Chief Medical Officer (“CMO”), reporting to the Company’s President and Chief Executive Officer (collectively, the “CEO”). Employee shall have such duties and responsibilities as are reasonably determined by the CEO and the Company’s Board of Directors (the “Board”) and are consistent with the duties customarily performed by an executive of a similarly situated company in the United States with a similar position. Employee accepts such employment upon the terms and conditions set forth herein, and agrees to perform such duties and discharge such responsibilities to the best of Employee’s ability. During Employee’s employment, Employee shall devote all of Employee’s business time and energies to the business and affairs of the Company. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) performing services for such other companies as the Company may designate or permit; (ii) serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses or charitable, educational or civic organizations; (iii) engaging in charitable activities and community affairs; and (iv) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder.

2. Term of Employment.

(a) Term. Subject to the terms hereof, Employee’s employment hereunder shall be at will and shall continue until terminated hereunder by either party (such term of employment referred to herein as the “Term”).

(b) Termination. Notwithstanding anything else contained in this Agreement, Employee’s employment hereunder shall terminate upon thirty days’ advance written notice by the terminating party. Pay in lieu of notice is permitted for the Company.

3. Compensation.

(a) Base Salary. The Company shall pay Employee a base salary (the “Base Salary”) at the annual rate of Three Hundred and Seventy-Five Thousand Dollars ($375,000). The Base Salary shall be payable in substantially equal periodic installments in accordance with the Company’s payroll practices as in effect from time to time. The Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Employee participates. The Board or an appropriate committee thereof may, on an annual basis, review the Base Salary, which may be adjusted upward (but not downward) at the Company’s discretion.

(b) Short-Term Incentive Bonus. Employee shall be eligible to receive a short-term incentive bonus (the “Incentive Bonus”), with the target amount of Incentive Bonus equal to twenty percent (20%) of Employee’s Base Salary in the year to which the Incentive Bonus relates. For avoidance of doubt, Employee shall become eligible for the Incentive Bonus beginning as of the Effective Date, but such Incentive Bonus shall not be determined until twelve (12) months after the Effectie Date, and which shall become payable, if at all, in December of 2025, subject to this Agreement. The Incentive Bonus shall be based on performance and achievement of Company goals and objectives as defined by the CEO and/or Board or Compensation Committee; provided, however, that the CEO reserves the right to deny payment of the Incentive Bonus if Employee’s performance fails to meet Company expectations. The amount of the Incentive Bonus shall be determined by the CEO in his sole discretion, and shall be paid to Employee no later than December of the calendar year in which earning is determined. Employee must be employed by the Company on the date that the Incentiver Bonus is paid to Employee in order to be eligible for, and to be deemed as having earned, such Incentive Bonus. The Company shall deduct from the Incentive Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Employee participates.

(c) Equity. Subject to the approval of the Company’s Board of Directors, on the Effective Date, Employee will be granted that number of restricted stock units (“RSUs”) equal to US$200,000 divided by the volume weighted average price per share of the Company’s common stock as reported on Nasdaq over the five trading days prior to the Effective Date. The RSUs will be issued under the Company’s 2023 Equity Incentive Plan and shall vest in three equal installments on the first, second and third anniversary of the Effective Date, contingent upon Employee’s continued employment by the Company.

(d) Paid Time Off. Employee is permitted unlimited discretionary paid time off for vacation and personal leave, (i) provided that this does not negatively impact Employee’s duties to Company (contemplated in Section 1 of this Agreement) in a material manner, (ii) subject to limitations for short and long-term disability, and (iii) to the extent such benefit continues to be extended to other employees of the Company. Employee shall not accrue any paid time off and no such paid time off shall be paid/owed to Employee at the time of termination—regardless of the circumstances of Employee’s termination of employment.

(e) Fringe Benefits. Employee shall be entitled to participate in any benefit/welfare plans and fringe benefits the Company decides to provide for its senior executives. Employee understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended by the Company from time to time in its sole discretion. The terms of any such benefits shall be governed by the applicable plan documents and Company policies in effect from time to time (and, to the extent this Agreement conflicts with such terms, the terms of such benefit plans shall govern).

(f) Reimbursement of Expenses. The Company shall reimburse Employee for all ordinary and reasonable out-of-pocket business expenses incurred by Employee in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. Employee must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(g) Indemnification. Employee shall be entitled to indemnification with respect to Employee’s services provided hereunder pursuant to Delaware law, the terms and conditions of the Company’s certificate of incorporation and/or by-laws. Employee shall be entitled to coverage under the Company’s Directors’ and Officers’ (“D&O”) insurance policies that it may hold now or in the future to the same extent and in the same manner (i.e., subject to the same terms and conditions) to which the Company’s other executive officers are entitled to coverage under any of the Company’s D&O insurance policies.

(h) Forfeiture/Clawback. All compensation shall be subject to any forfeiture or clawback policy established by the Company generally for senior executives from time to time and any other such policy required by applicable law.

4. Proprietary Information. Employee expressly acknowledges that: (a) there are competitive and proprietary aspects of the business of the Company; (b) during the course of Employee’s employment, the Company shall furnish, disclose or make available to Employee confidential and proprietary information and may provide Employee with unique and specialized training; (c) such confidential information and training have been developed and shall be developed by the Company through the expenditure of substantial time, effort and money, and could be used by Employee to compete with the Company; and (d) in the course of Employee’s employment, Employee shall be introduced to customers and others with important relationships to the Company, and any and all “goodwill” created through such introductions belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Employee and any customers of the Company. In light of the foregoing acknowledgements, and as a condition of continued employment hereunder, Employee hereby agrees to execute the Proprietary Information and Inventions Assignment Agreement attached as Exhibit A entered into on the date hereof as a binding obligation of Employee, enforceable in accordance with its terms.

5. Property and Records. Upon the termination of Employee’s employment hereunder for any reason or for no reason, or if the Company otherwise requests, Employee shall: (a) return to the Company all tangible business information and copies thereof (regardless how such confidential information or copies are maintained), and (b) deliver to the Company any property of the Company which may be in Employee’s possession, including, but not limited to, devices, smart phones, laptops, cell phones (the foregoing, “electronic devices”), products, materials, memoranda, notes, records, reports or other documents or photocopies of the same. Employee may retain copies of any exclusively personal data contained in or on the Company-owned electronic devices returned to the Company pursuant to the foregoing. The foregoing notwithstanding, Employee understands and agrees that the Company property belongs exclusively to the Company, it should be used for Company business, and Employee has no reasonable expectation of privacy on any Company property or with respect to any information stored thereon.

6. Cooperation. During and after Employee’s employment, Employee shall fully cooperate with the Company to the extent reasonable in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company (other than claims directly or indirectly against Employee) which relate to events or occurrences that transpired while Employee was employed by the Company. Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Employee’s employment, Employee also shall fully cooperate with the Company to the extent reasonable in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. The Company shall reimburse Employee for any reasonable out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this section.

7. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or electronic mail transmission provided acknowledgment of receipt of electronic transmission is provided; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Employee shall be sent to the last known address in the Company’s records or such other address as Employee may specify in writing.

Notices to the Company shall be sent to:

Incannex Healthcare, Inc.

Attn: CEO

Suite 105

8 Century Circuit

NSW 2153

Norwest

Australia

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.

(d) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Employee is principally involved. Employee may not assign Employee’s rights and obligations under this Agreement without the prior written consent of the Company.

(e) Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Florida without giving effect to the conflict of law principles thereof. The parties agree that any disputes relating to this Agreement or Employee’s employment shall be litigated in the state or Federal courts located in Florida, and the parties agree to waive any trial by jury in such matters.

(f) Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof including any prior agreements between Employee and any predecessor companies or its affiliates. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

Incannex Healthcare, Inc.

By:	/s/ Joel Latham
	Name:	Joel Latham
	Title:	President & CEO

EMPLOYEE

By:	/s/ Lou Barbato
Lou Barbato

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